EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-27131, 333-52467, 333-76915, 333-83581, 333-30900, 333-53146, 333-72474) and on Form S-3 (No. 333-55030, 333-53922) of CIENA Corporation of our reports dated December 11, 2001 relating to the financial statement and financial statement schedule, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP/s/

McLean, VA
December 11, 2001